Exhibit (2)(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1) The Fund is a closed-end fund that has been operating a shelf program pursuant to a registration statement on Form N-2, most recently filed on February 25, 2021 and declared effective on February 26, 2021. This post-effective amendment (“Amendment”) reflects the Fund’s most recent annual update and would, if the Registrant were an open-ended investment company, be filed pursuant to Rule 485(b). No new shares are being registered, and no shares are being carried forward pursuant to Rule 415(a)(5) or (6). Accordingly, no filing fees are required pursuant to this Amendment.